UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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May 24, 2019

Dear Shareholder:

The directors and officers of Emmis Communications Corporation join me in inviting you to attend the annual meeting of our shareholders on Thursday, July 11, 2019, at 10:00 a.m. local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our annual report on Form 10-K for the fiscal year ended February 28, 2019. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on Thursday, July 11, 2019.

Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer and
Chairman of the Board

The accompanying proxy statement is dated May 24, 2019 and is first being mailed, along with the associated proxy card, to Emmis’ shareholders on or about May 24, 2019.

EMMIS COMMUNICATIONS CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Emmis Communications Corporation will be held on Thursday, July 11, 2019, at 10:00 a.m. local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204.

Holders of common stock will be asked to consider and vote on the following matters:

(1)	election of three directors to Emmis’ board of directors for terms of three years;
(2)	approval (in an advisory vote) of the compensation of Emmis’ named executive officers as disclosed in this proxy statement;
(3)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 29, 2020; and
(4)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only shareholders of record at the close of business on May 3, 2019 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

By order of the Board of Directors,

J. Scott Enright
Secretary

Indianapolis, Indiana

May 24, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on July 11, 2019

The proxy statement and annual report are available at www.proxyvote.com.

Also available on the website are the Emmis proxy card, as well as additional voting information.

EMMIS COMMUNICATIONS CORPORATION

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

INDIANAPOLIS, INDIANA 46204

PROXY STATEMENT

In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company,” “the company” or “Emmis.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q: Why did I receive this proxy statement?

As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Thursday, July 11, 2019, at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on May 24, 2019, to all shareholders entitled to vote.

Q: What am I voting on?

You are being asked to consider and vote on the following:

•	election of three directors to our board of directors for terms of three years;
•	approval (in an advisory vote) of the compensation of Emmis’ named executive officers as disclosed in this proxy statement; and
•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2020.

Q: Who is entitled to vote?

Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 3, 2019, the record date, are entitled to vote at the annual meeting. As of May 3, 2019, 11,856,200 shares of Class A common stock and 1,242,366 shares of Class B common stock were issued and outstanding. As of May 3, 2019, there were no shares of Class C common stock issued or outstanding.

Q: Has the board of directors made any recommendation with respect to each proposal?

The board of directors recommends that holders of common stock vote FOR James M. Dubin, Greg A. Nathanson, and Jeffrey H. Smulyan, the persons nominated by the board’s Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors for terms of three years. The board of directors also recommends that holders of common stock vote FOR approval (in an advisory vote) of the compensation of our named executive officers, and FOR ratification of Ernst & Young LLP as our independent registered public accountants.

Q: What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: What are the voting rights of the common stock?

Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.

At this annual meeting, the Class A and Class B common stock will vote together on the election of three directors, the approval (in an advisory vote) of the compensation of our named executive officers, and the ratification of Ernst & Young LLP as our independent registered public accountants.

Q: How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

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Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on July 10, 2019 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

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Submitting a Proxy via the Internet:  You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on July 10, 2019 by accessing the web site listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

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Submitting a Proxy by Mail:  If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card. Your proxy must be received by the Secretary before the start of the meeting in order to be counted.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q: If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors or the approval (in an advisory vote) of the compensation of our named executive officers. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q: How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees for whom you are entitled to vote, FOR the approval (in an advisory vote) of the compensation of our named executive officers, and FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

Q: What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the approval (in an advisory vote) of the compensation of our named executive officers and the ratification of Ernst & Young LLP as our independent registered public accountants will also have no effect on the outcome of the vote.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors or the approval (in an advisory vote) of the compensation of our named executive officers. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q: How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;
•	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;
•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Time on July 10, 2019; or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Emmis Communications Corporation

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: J. Scott Enright, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q: Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes.

Q: What constitutes a quorum?

A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the items to be voted on by the common stock at the Annual Meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy).

Q:  What is the advisory vote on compensation?

The advisory vote on compensation is an advisory vote by the Company’s shareholders whereby the shareholder can either endorse or not endorse the Company’s system of compensating its executive officers.  While the advisory vote on compensation is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company’s executive officers.

Q: How many votes are needed for approval of each proposal?

Directors to be elected by the holders of common stock will be elected by a plurality of the votes cast by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill three director positions. Only votes cast FOR a nominee will be counted.

The approval (in an advisory vote) of the compensation of our named executive officers, and the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2020 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against the proposal by such holders of our outstanding Class A common stock and Class B common stock.

Q: What percentage of stock does our largest individual shareholder own and how does he intend to vote? What about executive officers and directors?

Jeffrey H. Smulyan, our Chairman and Chief Executive Officer, is our largest single shareholder, beneficially owning approximately 2.6% of our Class A common stock and 100% of our Class B common stock as of May 3, 2019. Mr. Smulyan has informed us that he intends to vote in favor of the approval (in an advisory vote) of the compensation of our named executive officers, for each of the nominees for director, and in favor of the proposal regarding the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. If he does so, the election of Messrs. Dubin, Nathanson and Smulyan, approval (in an advisory vote) of the compensation of our named executive officers, and ratification of the selection of Ernst & Young LLP as our independent registered public accountants are expected to be approved because Mr. Smulyan controls approximately 51.5% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).

All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 56.3% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).

Q: Does Emmis offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q: Who can attend the Annual Meeting?

All shareholders as of May 3, 2019 may attend.

Q: Where will the meeting take place?

The annual meeting will take place at our corporate headquarters, located at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

Q: How can I obtain directions to attend the annual meeting in person?

If you need directions to the location of the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q: What do I do if I have additional questions?

If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes or incorporates “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;
•	fluctuations in the demand for advertising and demand for different types of advertising media;
•	our ability to obtain additional capital or to service our outstanding debt;
•	competition from new or different technologies;
•

increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•	our ability to attract and secure programming, on-air talent, writers and photographers;
•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•	increases in the costs of programming, including on-air talent;
•	inability to grow through suitable acquisitions or to consummate dispositions;
•	new or changing technologies, including those that provide additional competition for our businesses;
•	new or changing regulations of the Federal Communications Commission or other governmental agencies;
•	war, terrorist acts or political instability; and
•	other factors mentioned in documents filed by the company with the Securities and Exchange Commission.

In addition, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected by the holders of common stock. James M. Dubin, Greg A. Nathanson and Jeffrey H. Smulyan have each been nominated for a term of three years and until their respective successors have been elected and qualified. All these nominees will be elected by the Class A and Class B common stock voting together as a single class. Messrs. Dubin, Nathanson and Smulyan are members of the present board of directors.

If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Name, Age, Principal Occupation(s) and Business Experience

Nominees for terms expiring in 2022:

James M. Dubin, Age 72

Mr. James Dubin is Executive Chairman of the Board as well as a member of the Audit Committee of Conair Corporation, a manufacturer and marketer of health and beauty products and kitchen and electrical appliances.  He is also a member of the Board of Directors and the Audit Committee of Omega Flex, Inc., a leading manufacturer of flexible metal hose. Mr. Dubin also serves on the Board of Directors for several non-profit organizations.  He was a Partner of the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for thirty years until his retirement in 2012.

Greg A. Nathanson, Age 72

Mr. Nathanson joined Emmis in 1998 as Television Division President, resigning effective October 1, 2000. He is currently a media consultant. Mr. Nathanson has over 40 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all television stations owned and operated by Fox Television from 1990 to 1992.

Jeffrey H. Smulyan, Age 72

Mr. Smulyan founded Emmis in 1979 and is the Chairman of the board of directors and Chief Executive Officer. He has held the positions of Chairman of the board of directors and Chief Executive Officer since 1981 and was President until August 2015. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. He is former Chairman of the Radio Advertising Bureau; a former director of The Finish Line, a sports apparel manufacturer; and serves as a Trustee of his alma mater, the University of Southern California. Among other awards, Mr. Smulyan has received the National Radio Award, been inducted into the Broadcasting and Cable Hall of Fame, been named a “Giant of Broadcasting” by the Library of American Broadcasting, and been honored as an Indiana Living Legend.

Directors whose terms expire in 2021:

Susan B. Bayh, (1) Age 59

Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Indiana University School of Public and Environmental Affairs. Mrs. Bayh also serves as an adjunct professor and is on the Board of Visitors at the University of Southern California Gould School of Law where she has taught since September 2015.

Gary L. Kaseff, Age 71

Mr. Kaseff became Executive Vice President and General Counsel of Emmis in 1998, resigning that position effective March, 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.

Patrick M. Walsh, Age 52

Mr. Walsh became President and Chief Operating Officer in August 2015. Previously, he was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Emmis, having joined Emmis in September 2006. Mr. Walsh came to Emmis from iBiquity Digital Corporation (now Xperi Corporation), the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors and Deloitte.

Directors whose terms expire in 2020:

Richard A. Leventhal, Age 72

Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company, and is a director of WastePoint, LLC, a concierge trash and recycling company. Previously, Mr. Leventhal founded, co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years.

Peter A. Lund, (1) Age 78

Mr. Lund is the former President and CEO of CBS.   In a career spanning 20 years at the company, he held numerous positions including:  Managing the CBS TV stations in New York and Chicago, President of the CBS Television Stations Division, President of CBS Sports and President of the CBS Television Network. He is a past director of DIRECTV, The Hallmark Channel, Nielsen Media Research, Lycos and Razorfish.

Lawrence B. Sorrel, Age 60

Mr. Sorrel is Managing Partner of Tailwind Capital, a growth oriented private equity firm with over $3 billion under management. Prior to founding Tailwind, he was a general partner of private equity firm Welsh, Carson, Anderson & Stowe and a Managing Director of Morgan Stanley, where he was a senior executive in the private equity business.

______________

(1)	Independent director elected by the holders of the Class A common stock voting as a separate class.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” James M. Dubin, Greg A. Nathanson and Jeffrey H. Smulyan, the persons nominated by the Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors.

The Corporate Governance and Nominating Committee believes that well-functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Corporate Governance and Nominating Committee may, pursuant to its charter, take into account in identifying director candidates. The Corporate Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. Depending on current membership of our board of directors, the Corporate Governance and Nominating Committee also may decide to seek or give preference to a qualified candidate who is female or adds to the ethnic diversity of the board. The experience, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee to conclude that each of the members of the board of directors nominated by the Corporate Governance and Nominating Committee should serve on the board are generally described below:

Susan B. Bayh

Mrs. Bayh is a lawyer with extensive experience in corporate governance and regulatory matters. She has served as a director of several large and small companies in the highly-regulated pharmaceutical and insurance industries. Her experience as a Commissioner of the International Joint Commission of the United States and Canada also provides international relations perspective relevant to our past, and consideration of future, operations in foreign regulatory environments.

James M. Dubin

Mr. Dubin is a lawyer with over 30 years of experience advising businesses on large corporate and securities transactions. During that time, he served for 11 years as chairman of his firm’s finance committee, with responsibility for oversight of the financial affairs of an enterprise with over $500 million in revenues. He has served as a director of Carnival Corporation & PLC and Conair Corporation, and as executive chairman of the board and a member of Conair Corporation’s audit committee. His experience with financial markets and complex financing transactions, corporate governance and executive compensation matters, and mergers and acquisitions is helpful to us.

Gary L. Kaseff

Mr. Kaseff is a lawyer with extensive knowledge of the legal issues arising in the broadcast and publishing industries.

Richard A. Leventhal

Mr. Leventhal is the former owner and operator of a small business, with experience in financial and operational issues affecting organizations, as well as management and development experience. He also brings the perspective to the board of a substantial segment of our local advertisers.

Peter A. Lund

Mr. Lund has over 40 years of experience in the broadcasting industry, with particular concentration in the ownership and operation of radio and television stations. He is also familiar with broadcasting network operations.

Greg A. Nathanson

Mr. Nathanson has extensive experience in the broadcasting industry, encompassing both individual station and network operations. He also has an insider’s view of the operation of our company, having served as an executive officer until 2000.

Jeffrey H. Smulyan

Mr. Smulyan is the founder and Chief Executive Officer of Emmis, with extensive broadcasting experience. His experience ranges from running an individual radio station to chairing significant broadcast industry groups. He has developed with the Emmis team a variety of new and highly successful radio formats that contributed to the company’s growth and sustained the company during economic downturns. As our Chief Executive Officer and a recognized industry leader, Mr. Smulyan provides the board with information about the daily operations of the company as well as strategic insights into the broadcast industry and future trends that will likely affect the company’s operations. His experiences with sports management, and as a former director of a retail company, are also valuable to the company’s programming operations and customer relations activities.

Lawrence B. Sorrel

Mr. Sorrel has served as a board member of more than 40 mid-sized businesses and has extensive experience with the purchase, sale and financing of businesses in the communications industry and with credit profiles similar to ours. Mr. Sorrel’s experience in the private equity industry adds a long-term strategic perspective to the board’s deliberations.

Patrick M. Walsh

Mr. Walsh serves as the company’s President and Chief Operating Officer. In addition to his background in finance, accounting and operations, Mr. Walsh has experience as a management consultant and has served in financial and operational capacities in a business that sold technology to the radio industry. He offers the board an inside view of the company’s finances and operations along with a strategic perspective on aspects of the radio broadcasting industry’s future.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

As of May 3, 2019, there were 11,856,200 shares of our Class A common stock and 1,242,366 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 11,856,200 votes and the Class B common stock is entitled to an aggregate of 12,423,660 votes. The following table shows, as of May 3, 2019, the number of shares and percentage of our Class A common stock and Class B common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the beneficial ownership table below and our directors, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A Common Stock			Class B Common Stock
Five Percent Shareholders, Directors, Nominees and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power
Jeffrey H. Smulyan	319,096	(1)	2.6%	1,242,366	(15)	100.0%	52.0%
Susan B. Bayh	194,560	(2)	1.6%	—		—	*
Paul V. Brenner	91,273	(3)	*				*
James M. Dubin	142,379	(4)	1.2%	—		—	*
Gary L. Kaseff	222,038	(5)	1.8%	—		—	*
Richard A. Leventhal	249,391	(6)	2.1%	—		—	1.0%
Peter A. Lund	295,430	(7)	2.5%	—		—	1.2%
Greg A. Nathanson	313,432	(8)	2.6%	—		—	1.3%
Lawrence B. Sorrel	297,368	(9)	2.5%	—		—	1.2%
Patrick M. Walsh	344,413	(10)	2.9%	—		—	1.4%
All Executive Officers and Directors as a Group (13 persons)	2,988,101	(11)	22.0%	1,242,366		100.0%	59.2%
Other 5% Shareholders:
Gate City Capital Management, LLC	1,166,796	(12)	9.8%	—		—	4.8%
Nantahala Capital Management, LLC	821,783	(13)	6.9%	—		—	3.4%
Zazove Associates, LLC	1,069,861	(14)	9.0%	—		—	4.4%
*	Less than 1%.
(1)

Consists of 78,448 shares owned individually, 2,719 shares held in the 401(k) Plan, 2,780 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, and 235,149 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.

(2)	Consists of 34,703 shares owned individually and 159,857 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.
(3)	Consists of 23,964 shares owned individually, 1,060 shares held in the 401(k) Plan, and 66,249 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.
(4)

Consists of 25,509 shares owned individually, and 116,870 shares represented by stock options exercisable currently or within 60 days of May 3, 2019. Of the shares owned individually, 548 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(5)

Consists of 62,160 shares owned individually, 852 shares owned by Mr. Kaseff’s spouse, 336 shares held by Mr. Kaseff’s spouse for the benefit of their children, 663 shares held in the 401(k) Plan, and 158,027 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.

(6)	Consists of 89,163 shares owned individually, 371 shares held in an IRA, and 159,857 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.
(7)	Consists of 135,573 shares owned individually, and 159,857 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.
(8)

Consists of 142,575 shares owned individually, 11,000 shares held in trust for the benefit of Mr. Nathanson’s children and 159,857 shares represented by stock options exercisable currently or within 60 days of May 3, 2019. Of the shares owned individually, 548 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(9)	Consists of 137,511 shares owned individually and 159,857 shares represented by stock options exercisable currently or within 60 days of May 3, 2019.
(10)

Consists of 217,959 shares owned individually, 1,455 shares held in the 401(k) Plan, and 124,999 shares represented by stock options exercisable currently or within 60 days of May 3, 2019. Of the shares owned individually, 88,339 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(11)

Includes 1,744,324 shares represented by stock options exercisable currently or within 60 days of May 3, 2019, and 164,435 shares of restricted stock subject to forfeiture if certain conditions are not satisfied.

(12)

Information concerning these shares was obtained from a Schedule 13G filed February 13, 2019 by Gate City Capital Management, LLC and Michael Melby, all of whose addresses are 425 S. Financial Place, Suite 910A, Chicago, IL 60605.

(13)

Information concerning these shares was obtained from a Schedule 13G/A filed February 13, 2019 by Nantahala Capital Management, LLC, Wilmont B. Harkey and Daniel Mack, all of whose addresses are 19 Old Kings Highway S., Ste. 200, Darien, Connecticut 06820.

(14)

Information concerning these shares was obtained from a Schedule 13G/A filed January 29, 2019 by Zazove Associates, LLC, Zazove Associates, Inc., and Gene T. Pretti, all of whose addresses are 1001 Tahoe Blvd., Incline Village, NV 89451.

(15)	Includes 100,000 shares of restricted stock that are subject to forfeiture if certain conditions are not satisfied.

CORPORATE GOVERNANCE

General

Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders and other constituents. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Independent Directors

Our board of directors currently consists of nine members. Of these, our board has determined that six (Mrs. Bayh and Messrs. Dubin, Leventhal, Lund, Nathanson and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc. In addition, Emmis is a “Controlled Company” as defined in the Nasdaq listing standards because more than 50% of the company’s voting power is held by one individual. The company is, therefore, pursuant to Nasdaq Marketplace Rule 5615(c)(2), exempt from certain aspects of Nasdaq’s listing standards relating to independent directors. Nevertheless, the company has voluntarily complied with such rules and a majority of the members of the board of directors are “independent directors” under Nasdaq rules.

Code of Ethics

Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Leadership Structure, Lead Director and Risk Oversight

The Emmis bylaws provide that the chairman of the board shall be the chief executive officer of the corporation. The board believes that this structure is in the best interest of the company at this time because it makes the best use of the chief executive officer’s extensive knowledge of the company and its businesses, and also facilitates communication between management and the board of directors.

Our independent directors appointed Richard A. Leventhal as the “Lead Director” effective March 1, 2011. In that role, Mr. Leventhal is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.

The board of directors expects the company’s management to take primary responsibility for identifying material risks the company faces and communicating them to the board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the board, and integrating risk management into the company’s decision-making processes. The board, through the Audit Committee on a quarterly basis and as a full board at least annually, regularly reviews information regarding the company’s credit, liquidity and operational risks as well as strategies for addressing and managing such risks. In addition, the Compensation Committee monitors the company’s compensation programs so that such programs do not encourage excessive risk-taking by company employees.

Communications with Independent Directors

Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mr. Leventhal as the Lead Director addressed to Lead Director, c/o Corporate Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, a communication should specify that it is directed to the Audit Committee. For matters related to compensation, a communication should specify that it is directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.

Certain Committees of the Board of Directors

Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee.

Audit Committee. The Audit Committee’s primary responsibility is to engage our independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), James M. Dubin, Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held four meetings during the last fiscal year.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) evaluating and assessing corporate governance issues affecting Emmis and (2) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee typically concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:

•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.
•	Individuals representing diversity in gender and ethnicity.
•	Individuals who meet the current criteria to be considered as independent directors.

The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.

In its assessment of each potential candidate, including those recommended by shareholders, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Corporate Governance and Nominating Committee also may consider the extent to which the candidate would fill a present need on the board of directors. Typically, after conducting an initial evaluation of a candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s nomination as a director.

The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), James M. Dubin, Richard A. Leventhal, and Greg A. Nathanson, all of whom are “independent directors” under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.

Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans for executive officers to ensure that our corporate objectives are met, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans for executive officers. The Compensation Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh, James M. Dubin and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Compensation Committee held four meetings during the last fiscal year.

Executive Committee. The Executive Committee has the authority to manage the business of the corporation to the same extent that the board of directors has the authority to manage the business of the corporation except to the extent that the executive committee’s powers may be limited by Ind. Code § 23-1-34-6(e). The members of the Executive Committee are Jeffrey H. Smulyan (chair), Susan B. Bayh, James M. Dubin, Richard A. Leventhal and Lawrence B. Sorrel. The Executive Committee held no meetings during the last fiscal year.

Meeting Attendance

During our last fiscal year, our board of directors held five meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. Six members of our board of directors attended our annual meeting of shareholders held on July 12, 2018.

Compensation of Directors

During the last fiscal year, each director who is not an officer of Emmis received a $30,000 annual retainer. In addition, the chair of our Audit Committee received a $10,000 annual retainer, the chair of our Compensation Committee received a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee received a $3,000 annual retainer, the Lead Director received a $3,000 annual retainer, and each director received an annual retainer of $10,000 for each committee on which the director served. Further, each director who is not an officer of Emmis received an option to purchase 25,000 shares of Class A common stock. These options were granted at fair market value on the grant date and vest in thirds on each of the first three anniversaries of the grant date. Our directors are also eligible to participate in our health insurance plan by paying the same rate charged for Continuation Coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986.

In the table below, we have set forth information regarding compensation for the fiscal year ended February 28, 2019, received by each of our directors who is not an officer of Emmis. The dollar amounts in the table below for stock and option awards are the grant date fair market values associated with such awards.

2019 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards ($)	Awards (1) ($)	Compensation ($)	Total ($)
Susan B. Bayh	53,000	—	59,822	—	112,822
James M. Dubin	60,000	—	59,822	—	119,822
Gary L. Kaseff	30,000	—	59,822	(2)	89,822
Richard A. Leventhal	63,000	—	59,822	—	122,822
Peter A. Lund	55,000	—	59,822	—	114,822
Greg A. Nathanson	40,000	—	59,822	—	99,822
Lawrence B. Sorrel	50,000	—	59,822	—	109,822

(1)	In the following table we have set forth information regarding options held by each named director as of February 28, 2019.
Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.40	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested
	1,829	1.12	7/14/2019	Fully Vested

Mr. Dubin	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.40	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested

Mr. Kaseff	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.40	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested

Mr. Leventhal	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.46	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested
	1,829	1.12	7/14/2019	Fully Vested

Mr. Lund	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.40	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested
	1,829	1.12	7/14/2019	Fully Vested

Mr. Nathanson	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.46	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested
	1,829	1.12	7/14/2019	Fully Vested

Mr. Sorrel	25,000	4.87	7/12/2028	1/3 on each of 7/12/19, ‘20 & ‘21
	25,000	2.81	7/13/2027	1/3 on each of 7/13/18, ‘19 & ‘20
	75,000	2.77	2/28/2027	Fully Vested
	1,829	2.92	7/7/2026	1/3 on each of 7/7/17, ‘18 & ‘19
	25,000	2.05	1/29/2026	Fully Vested
	1,829	4.80	7/9/2025	Fully Vested
	1,829	11.20	7/10/2024	Fully Vested
	1,829	10.40	7/10/2023	Fully Vested
	1,829	7.84	11/5/2022	Fully Vested
	12,500	6.52	5/2/2022	Fully Vested
	1,829	4.12	7/13/2021	Fully Vested
	25,000	4.60	3/4/2021	Fully Vested
	1,829	1.92	12/17/2020	Fully Vested
	1,829	1.12	7/14/2019	Fully Vested

(2)	During our last fiscal year, as a non-officer employee of the company, Mr. Kaseff earned $123,400.

Transactions with Related Persons

Prior to 2002, the company had made certain life insurance premium payments for the benefit of Mr. Smulyan. The company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, the company retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it had made, which total $1,119,000.

Review and Approval of Related Party Transactions

Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related party had, has or will have a direct or indirect interest. The board of directors has independent authority to review and approve related party transactions.

Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our Audit Committee. Either the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The Audit Committee or the chair, as the case may be, considers, among other things:

•	The benefits of the transaction to the company;
•	The impact of the transaction on a director’s independence;
•	The availability of other sources for comparable products or services;
•	The terms of the transaction; and
•	The terms available to unrelated third parties.

The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The Audit Committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.

Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO or General Counsel become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings.

Annual Review. From time to time, the Audit Committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the Audit Committee determines whether to continue, modify or terminate the transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of four directors the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.

Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on the financial statements. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent auditor. For the fiscal year ended February 28, 2019, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

The Audit Committee has met and held discussions with management and Ernst & Young LLP. As part of these meetings and discussions, the Audit Committee (i) discussed with the company’s internal auditor and Ernst & Young, LLP the overall scope and plans for their respective audits, (ii) met with the company’s internal auditor and Ernst & Young, LLP, with and without management present, to discuss the results of their procedures and evaluations, and (iii) discussed with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management processes. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2019 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting and Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The board of directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s annual report on Form 10-K, and made a formal recommendation to the board of directors to that effect.

Richard A. Leventhal, Chair	Peter A. Lund
James M. Dubin	Lawrence B. Sorrel

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the principal executive officer and the two most highly compensated executive officers during the last fiscal year other than the principal executive officer (collectively, the “Named Executive Officers”) during the fiscal years ended February 28, 2019 and February 28, 2018.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Jeffrey H. Smulyan,	2019	1,027,149	1,000,000	422,000	76,009	34,002	2,559,160
Chairman and Chief Executive Officer	2018	1,001,648	—	—	44,348	34,043	1,080,039
Patrick M. Walsh,	2019	636,153	—	—	—	17,207	653,360
President and Chief Operating Officer	2018	619,464	—	500,000	79,131	18,881	1,217,476
Paul V. Brenner	2019	396,361	19,993	—	—	431,122	847,476
President — TagStation/Next Radio	2018	400,174	8,817	—	—	12,097	421,088

(1)

In the fiscal year ended February 28, 2019, ten percent (10%) of each executive officer’s salary was paid in shares of our Class A common stock, valued at the $5.35, $4.97, $4.37, and $3.95 per-share closing price on May 10, 2018, July 30, 2018, October 29, 2018, and January 28, 2019, respectively.  In the fiscal year ended February 28, 2018, ten percent (10%) of each executive officer’s salary was paid in shares of our Class A common stock, valued at the $3.29, $2.96, $3.45, and $3.11 per-share closing price on May 12, 2017, July 31, 2017, October 30, 2017, and January 29, 2018, respectively.

(2)

Amounts paid to Mr. Smulyan in fiscal 2019 represent a signing bonus paid in connection with Mr. Smulyan’s new employment agreement on June 29, 2018.  Amounts paid to Mr. Brenner are a percentage of cash flow received by Emmis from The Broadcasters Traffic Consortium, LLC, an entity in which Emmis holds an investment and of which Mr. Brenner is president.

(3)

A discussion of the assumptions used in calculating these values may be found in Note 4 to our audited financial statements beginning on page 45 of our annual report on Form 10-K for the fiscal year ended February 28, 2019 and in Note 4 to our audited financial statements beginning on page 59 of our annual report on Form 10-K for the fiscal year ended February 28, 2018.

(4)	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

Name	Year	Perquisites and Other Personal Benefits (A) ($)	Tax Reimbursements ($)	Insurance Premiums (B) ($)	Company Contributions to Retirement and 401(k) Plans ($)	Other Payments (C) ($)	Total ($)
Jeffrey H. Smulyan	2019	24,000	—	10,002	—	—	34,002
	2018	24,000	—	10,043	—	—	34,043
Patrick M. Walsh	2019	12,000	74	5,133	—	—	17,207
	2018	12,000	603	5,138	—	1,140	18,881
Paul V. Brenner	2019	12,000	3,253	133	—	415,736	431,122
	2018	12,000	—	97	—	—	12,097

(A) Represents amounts paid as an automobile allowance.

(B)	These amounts relate to reimbursements for premiums for life, disability or long-term care insurance, as well as the value of certain insurance provided to all our full-time employees.

(C)

Amounts for Mr. Brenner consist of his severance payment and his receipt of a watch commemorating his twentieth anniversary with the company.  Amounts for Mr. Walsh relate to his receipt of a watch commemorating his tenth anniversary with the company.

Employment Agreements

All share amounts have been adjusted to reflect the company’s one-for-four reverse stock split effective July 7, 2016.

On December 26, 2012, we entered into an employment agreement with Jeffrey H. Smulyan with an initial term expiring on February 29, 2016, that continued his position as our Chairman and Chief Executive Officer. Mr. Smulyan’s base salary was $900,000 for the first year, $925,000 for the second year, and $950,000 for the third year. Following the initial three-year term, Mr. Smulyan’s employment agreement automatically renewed for additional one-year terms, unless either the company or Mr. Smulyan elected not to renew on or before December 31 of the renewal term. Mr. Smulyan’s base salary increased by $25,000 during each renewal term. Mr. Smulyan received a $700,000 signing bonus in connection with execution of the agreement, and the company forgave the balance of a loan payable from Mr. Smulyan which had a balance on November 30, 2012 of $1,151,966. Mr. Smulyan’s annual incentive compensation target was 125% of his base salary and was to be paid, if at all, based upon achievement of certain performance goals determined by our Compensation Committee. The company retained the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remained in effect, Mr. Smulyan was entitled to receive an option to acquire 37,500 shares of Class A common stock. On or about March 1, 2013, Mr. Smulyan received a grant of 100,000 restricted shares of Class A common stock, 43,750 of which vested on March 1, 2014, 28,125 of which vested on March 1, 2015 and 28,125 of which vested on March 1, 2016. Mr. Smulyan received a $2,000 monthly automobile allowance, was reimbursed for up to $10,000 per year in premiums for life and disability insurance, and retained the right to participate in all company employee benefit plans for which he is otherwise eligible. The agreement was subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Smulyan for good reason (as defined in the agreement). Mr. Smulyan was entitled to certain termination benefits upon disability or death, and certain severance benefits.

Effective June 29, 2018, we entered into a new employment agreement with Mr. Smulyan, who continues to serve as our Chairman of the board of directors and Chief Executive Officer. Consistent with Mr. Smulyan’s prior employment agreement, his base salary was $1,025,000 through February 28, 2019, and is to increase $25,000 for each succeeding fiscal year. The initial term of the employment agreement runs through February 28, 2022, and will automatically renew thereafter for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the initial or subsequent term, as applicable. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. In connection with execution of the agreement, the company paid Mr. Smulyan a $1,000,000 signing bonus. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 37,500 shares of our Class A common stock. Mr. Smulyan will continue to receive a $2,000 monthly automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

On October 23, 2013, we entered into an employment agreement with Patrick M. Walsh that was effective from September 4, 2013 through July 31, 2017 and continued his position as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Effective August 1, 2015, we promoted Mr. Walsh to the position of President and Chief Operating Officer. Mr. Walsh’s initial annual base compensation for the term of the employment agreement was $600,000, and the agreement provided for annual increases equal to the amount, if any, of the percentage increase for the company’s corporate merit pool. Mr. Walsh’s annual incentive compensation targets were 100% of his base compensation. In the event that Mr. Walsh’s employment terminated upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2018 would have been pro-rated. The company retained the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation was based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On September 4, 2013, Mr. Walsh received an option to acquire 62,500 shares of our Class A common stock. Mr. Walsh received an additional option to acquire 62,500 shares of our Class A common stock on January 2, 2014. On the first day of each contract year during the term, Mr. Walsh received a restricted stock award with a one-year vesting period, in an amount equal to $150,000 (year 1), $350,000 (year 2), $250,000 (year 3) and $250,000 (year 4). Mr. Walsh was also eligible to earn performance-based awards of our Class A common stock at the end of year 2 (with a fair market value of $300,000, $500,000 or $700,000) and year 4 (with a fair market value of $600,000, $1,000,000 or $1,400,000, in each case less any amounts earned at the completion of year 2) based on certain increases in share price set forth in the employment agreement. None of the performance-based awards were awarded because the share price targets were not attained. Mr. Walsh received an automobile allowance of $1,000 per month and was reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh had the right to participate in all of our employee benefit plans for which he was otherwise eligible. The agreement was subject to termination by our board of directors for cause (as defined in the agreement), by Mr. Walsh for good reason (as defined in the agreement) or by Mr. Walsh upon the acceptance of a chief executive officer position at a non-competitive company as set forth in the employment agreement. Mr. Walsh was entitled to certain termination benefits upon disability or death, and certain severance benefits.

Effective August 1, 2017, we signed a new employment agreement with Mr. Walsh to serve as our President and Chief Operating Officer through July 31, 2019. Mr. Walsh’s annual base compensation for the term of the employment agreement is $625,000, with annual increases of up to 2.5% as set forth in the employment agreement. The company retains the right to pay up to ten percent of Mr. Walsh’s base salary in shares of our common stock, and has the right to pay any incentive compensation in cash or shares of our common stock. Mr. Walsh’s annual incentive compensation targets for fiscal years 2018, 2019 and 2020 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2020 will be pro-rated. Additionally, the award of any annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On August 1, 2017, Mr. Walsh received an option, which vests at the end of the two year term, to acquire 62,500 shares of our common stock, as well as a restricted stock award of 176,679 shares of our common stock, half of which vested upon the first anniversary of the grant and the other half of which are to vest upon the completion of the two year term. Mr. Walsh is also eligible to earn performance-based awards at the end of the two year term with a fair market value of $300,000, $500,000 or $700,000 based on certain increases in share price set forth in the employment agreement.  Mr. Walsh continues to receive an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), by Mr. Walsh for good reason (as defined in the agreement) or by Mr. Walsh upon the acceptance of a chief executive officer position at a non-competitive company as set forth in the employment agreement. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.

Effective March 1, 2016, we entered into an employment agreement with Paul V. Brenner for the period March 1, 2016 through February 28, 2019, pursuant to which Mr. Brenner served as our President – TagStation/NextRadio. Under the agreement, Mr. Brenner’s annual base compensation was $380,000 for the fiscal year ended February 28, 2017, $400,000 for the fiscal year ended February 28, 2018, and $408,000 for the fiscal year ended February 28, 2019.  His annual incentive bonus target was 50% of his base salary, plus ten percent of the cash flow received by Emmis from the Broadcasters Traffic Consortium, LLC, plus a percentage of the revenue less certain expenses of our TagStation/NextRadio business. The annual incentive bonus would be paid, if at all, based upon achievement of certain performance goals to be determined by the company. The company retained the right to pay such annual incentive bonus in cash or shares of our Class A common stock. Mr. Brenner received a $1,000 monthly automobile allowance and was to be reimbursed for up to $5,000 per year in premiums for insurance and estate planning. He also retained the right to participate in all of our employee benefit plans for which he was otherwise eligible and was to be entitled to severance equal to one year of his then-current base salary in the event he was not offered substantially similar employment upon the expiration of the term and his employment terminates. On March 1, 2016, Mr. Brenner was granted an option to purchase 37,500 shares of our Class A common stock. The option had an exercise price equal to the fair market value of our Class A common stock on the date of grant and vested on March 1, 2019. In addition, the agreement provided for the grant to Mr. Brenner of 25,000 restricted shares of the company’s Class A common stock, which vested on February 28, 2019.

In connection with the reduction in force of our TagStation/NextRadio business, Emmis elected not to renew Mr. Brenner’s employment agreement and entered into a Severance Agreement and General Release with Mr. Brenner, effective February 28, 2019.  Pursuant to the Severance Agreement, (i) Emmis paid Mr. Brenner $408,000, less taxes and other withholdings, (ii) Mr. Brenner waived any claims he may have had against the company, and (iii) Mr. Brenner agreed to certain confidentiality, non-competition and non-solicitation provisions.  In addition, Emmis entered into an employment agreement under which Emmis continues to employ Mr. Brenner on a part time basis to serve as President of the Broadcaster Traffic Consortium, LLC, an entity that Mr. Brenner has led since its inception in which Emmis holds a 12.5% interest.  Unless extended, the agreement runs through August 31, 2019, provided that either party may terminate on thirty days’ notice.  Mr. Brenner receives a bi-weekly base salary of $2,307.69 and is entitled to participate in certain benefit plans of Emmis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR -END FOR 2019 (1)

	Option Awards (2)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
	Exercisable	Unexercisable
Jeffrey H. Smulyan		37,500	4.16	3/1/2028	100,000	384,000
		25,000	2.66	3/1/2027
		12,500	2.16	3/1/2026
	37,500		8.28	3/2/2025
	37,500		13.32	3/5/2024
	37,500		6.56	3/1/2023
	22,649		2.80	3/1/2022
	37,499		4.08	5/4/2021
	37,499		4.56	11/2/2019
Patrick M. Walsh		62,500	2.83	8/1/2027	88,339	339,222
	62,500		10.96	1/2/2024
	62,499		12.60	9/4/2023
Paul V. Brenner		37,500	2.16	3/1/2026
	9,999		12.56	3/1/2024
	12,500		2.80	3/1/2022
	6,250		4.56	11/2/2019

(1)

The shares we refer to in this table are Class A common shares of the company. All share amounts and option exercise prices have been restated to reflect the company’s one-for-four reverse stock split effective July 7, 2016.

(2)

Mr. Smulyan’s options expiring 3/1/2028 vest in three equal parts on 3/1/2019, 3/1/2020, and 3/1/21.  His options expiring 3/1/2027 vest in three equal parts on 3/1/2018, 3/1/2019, and 3/1/2020, and his options expiring 3/1/2026 vest in three equal parts on 3/1/2017, 3/1/2018, and 3/1/2019. Mr. Walsh’s options expiring 8/1/2027 vest on 8/1/2019. Mr. Brenner’s options expiring 3/1/2026 vest on 3/1/2019.

(3)	These values were calculated using the closing price of our Class A common stock on February 28, 2019. Mr. Smulyan’s restricted stock consists of Class B common stock.

Retirement Plan

Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plan of up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (“IRS”). Emmis may make discretionary matching contributions to the plans in the form of cash or shares of our Class A common stock. Employee contributions had been matched at 33% up to a maximum of 6% of eligible compensation. However, Emmis suspended its matching contributions in calendar 2016 and has not re-instituted them.

Potential Payments upon Termination or Change in Control

The employment agreements we entered into with Messrs. Smulyan, Walsh, and Brenner provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” or terminates his own employment with “good reason.”  Mr. Brenner’s employment provided for a payment equal to his annual base salary and that amount was paid upon his termination of full-time employment.

We also have change in control severance agreements with Messrs. Smulyan and Walsh, and had a change in control severance agreement with Mr. Brenner that terminated upon his execution of the Severance Agreement.  Each change in control severance agreement currently in effect provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and any accrued vacation pay; (2) a severance payment equal to a multiple of the executive’s base salary plus target annual bonus (two times in the case of Mr. Smulyan, and one and one half times in the case of Mr. Walsh); (3) continued accident and life insurance benefits for two years; (4) reimbursement of premiums for continuation of medical and dental benefits for 24 months; and (5) accelerated vesting of all stock options and restricted shares and, depending on the terms of the executive’s employment agreement, contract completion bonuses.  Messrs. Smulyan and Walsh are responsible for the payment of any excise tax under Section 4999 of the Internal Revenue Code (i.e., the parachute tax), subject to a so-called ‘valley provision.’ Under the valley provision, if the aggregate amount of the payments to Mr. Smulyan or Mr. Walsh would trigger the payment of the parachute tax, the payments under the change in control severance agreements will be reduced to an amount that does not trigger the parachute tax unless payment of the full amount due, after deducting the parachute tax to be paid by Mr. Smulyan or Mr. Walsh, is 102% or more of the reduced amount.  In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred.

Under each Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:

Change in Control. A “change in control” of the company occurs if:

•

any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;
•

the company is a party to a merger that results in less than 50% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or
•	any other event is determined by our board to constitute a change in control;
•

provided, however, that no “change in control” shall occur if Mr. Smulyan remains Chairman or CEO, retains 50% or more of the voting power, or has the ability to elect a majority of the board of directors.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or
•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;
•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;
•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;
•	any requirement that the executive relocate more than 35 miles from the office where the executive works; or
•	failure of a successor to assume the agreement.

In addition to the occurrence of one or more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give the company notice of the occurrence of any such event within 90 days of such occurrence; and the company has the right to cure such occurrence within 30 days of such notice.

When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:

•	to avoid or settle litigation with the executive;
•	to reduce an adverse financial effect on the company;
•	to reduce adverse tax consequences on the executive; or
•	to reward meritorious service by the executive.

PROPOSAL 2:  APPROVAL (IN AN ADVISORY VOTE) OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  At the annual meeting of shareholders in 2013 our shareholders voted to have an advisory vote such as this every three years, and the last shareholder vote on the topic was in 2016.

We seek to closely align the interests of our named executive officers with the interests of our shareholders.  Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  The vote is advisory, which means that the vote is not binding on the Company, our board of directors, or the Compensation Committee of the board of directors.  To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares voted on this proposal is required to approve it.  Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables for the fiscal year ended February 28, 2019 and any related material disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 29, 2020, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2019 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to our annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 28, 2018 and February 28, 2019, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28,
	2018	2019
Audit Fees (1)	$510,000	$495,000
Other Audit Fees (2)	5,000	15,000
Total Fees	$515,000	$510,000

(1)

Fees for both years relate to annual financial statement audits, limited quarterly review services and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	In the current year, fees related to the sale of St. Louis and the additional work related to the implementation of new accounting standards. In the prior year, fees related to the filing of Form S-8.

Engagement of the Independent Registered Public Accountants and Approval of Services

During the fiscal years ended February 28, 2018 and February 28, 2019, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee (or in certain instances, the chairman of the Audit Committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2019, under the de minimis exception in Rule 2-01(c) (7)(i)(C)  of Regulation S-X.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion in our 2020 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on January 27, 2020 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date). The notice must provide certain specific information as described in our by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2020 proxy solicitation materials or consideration at the 2020 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2020 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the year ended February 28, 2019, was sent to all of our shareholders of record as of May 3, 2019, and is available in the Investors section of our website (www.emmis.com). Certain shareholders who have previously given us their consent to receive materials electronically did not receive a physical copy of the annual report and can access the annual report from the Investors section of our website (www.emmis.com). The annual report is not to be considered as proxy solicitation material.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Audit Committee and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the Report or website information therein by reference.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at (866) 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Emmis communications EMMIS COMMUNICATIONS CORP. 40 MONUMENT CIRCLE INDIANAPOLIS, IN 46204 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on July 10, 2019 for shares held directly and by 11:59 P.M. ET on July 8, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on July 10, 2019 for shares held directly and by 11:59 P.M. ET on July 8, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.  Election of Directors Nominees 01 ames M. Dubin 02 Greg A. Nathanson 03 Jeffrey H. Smulyan The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Approval (in an advisory vote) of the compensation of Emmis' named executive officers as disclosed in the proxy statement. 3.  Ratification of the selection of Ernst & Young LLP as Emmis' independent registered public accountants for the    fiscal year ending February 29, 2020. NOTE: Transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000423705_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com EMMIS COMMUNICATIONS CORPORATION One Emmis Plaza 40 Monument Circle Indianapolis, Indiana 46204 The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them individually, as attorneys-in-fact and proxy, with full power of substitution and to vote as designated on the reverse side all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, July 11, 2019 at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof. If a vote is not designated on the reverse side, the shares represented by this Proxy will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000423705_2 R1.0.1.18 emmis communications EMMIS COMMUNICATIONS CORP. 40 MONUMENT CIRCLE INDIANAPOLIS, IN 46204 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on July 10, 2019 for shares held directly and by 11:59 P.M. ET on July 8, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on July 10, 2019 for shares held directly and by 11:59 P.M. ET on July 8, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.  Election of Directors Nominees 01 James M. Dubin 02 Greg A. Nathanson 03 Jeffrey H. Smulyan The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2.  Approval (in an advisory vote) of the compensation of Emmis' named executive officers as disclosed in the proxy statement. 3.  Ratification of the selection of Ernst & Young LLP as Emmis' independent registered public accountants for the    fiscal year ending February 29, 2020. NOTE: Transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000423706_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com EMMIS COMMUNICATIONS CORPORATION One Emmis Plaza 40 Monument Circle Indianapolis, Indiana 46204 The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them individually, as attorneys-in-fact and proxy, with full power of substitution and to vote as designated on the reverse side all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, July 11, 2019 at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof. If a vote is not designated on the reverse side, the shares represented by this Proxy will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000423706_2 R1.0.1.18